NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE MKT LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 20, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 6, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between First American Minnesota Municipal Income Fund II Inc. and Nuveen Minnesota Municpal Income Fund became effective before the opening on October 6, 2014. Each Common share of Beneficial Interest of First American Minnesota Municipal Income Fund II Inc. was exchanged for an equivalent dollar amount of a full Common share of Beneficial Interest of Nuveen Minnesota Municpal Income Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 6, 2014.